Exhibit 99.1

INVESTOR CONTACT:	Trina Schurman
Nordstrom, Inc.
206-303-6503

MEDIA CONTACT:	Dan Evans
Nordstrom, Inc.
206-303-3036

GORDON SMITH CEO OF CONSUMER AND COMMUNITY BANKING AT CHASE JOINS NORDSTROM BOARD OF DIRECTORS
SEATTLE, Wash. (November 17, 2015) – Seattle-based Nordstrom, Inc. (NYSE: JWN) announced the appointment of Gordon Smith, CEO of Consumer and Community Banking at JPMorgan Chase to the company’s Board of Directors. The addition of Mr. Smith brings the total number of directors to 15 and the number of independent directors to 12. Nordstrom directors serve one-year terms and the company requires annual elections of all Board members. Mr. Smith will join the Compensation and Corporate Governance and Nominating Committees.
In 2012 Mr. Smith was named CEO of Consumer and Community Banking, a leading provider of financial services serving 66 million consumers and four million small businesses. Mr. Smith joined Chase in 2007 as CEO of Card Services and later added Merchant Services and Auto Finance. Previously Mr. Smith spent more than 25 years at American Express where he led several businesses including the U.S. Domestic Consumer Card Business and from 2005 until 2007 the Global Commercial Card business. Mr. Smith is a member of the JPMorgan Chase Operating Committee and also serves on the Board of Directors of Choice Hotels International, Inc.
“Gordon’s extensive experience leading customer-focused businesses in a highly competitive industry further strengthens the already strong and diverse expertise on our Board,” said Enrique Hernandez, Jr., Chairman of the Board of Directors for Nordstrom. “We look forward to his contributions and are confident his input will benefit our Board and management team as we work to extend our reputation with customers and shareholders alike.”
ABOUT NORDSTROM
Nordstrom, Inc. is a leading fashion specialty retailer based in the U.S. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 323 stores in 39 states, including 121 full-line stores in the United States, Canada and Puerto Rico; 194 Nordstrom Rack stores; two Jeffrey boutiques; and one clearance store. Additionally, customers are served online through Nordstrom.com, Nordstromrack.com and HauteLook. The company also owns Trunk Club, a personalized clothing service serving customers online at TrunkClub.com and its five clubhouses. Nordstrom, Inc.'s common stock is publicly traded on the NYSE under the symbol JWN.

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